Exhibit 10.2

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

Spin AI Inc. · Katizie Bakht Murad (Assignor)

Dated: March 18, 2026 (Schedule A and §7 revised March 18, 2026)

1. Parties

Assignor: Katizie Bakht Murad.
Assignee: Spin AI Inc., a Wyoming corporation.

2. Assignment

The Assignor hereby irrevocably assigns, transfers, and conveys to the Assignee, absolutely and forever, all right, title, and interest (legal and beneficial) in and to the intellectual property described in Schedule A (the “Assigned IP”), including all copyrights, trade secrets, know-how, rights of attribution, and all related rights and causes of action.

3. Consideration

The Assignee shall deliver to the Assignor the Promissory Note (numbered PN-2026-001; Exhibit 10.2B) in the face principal amount of $61,300, non-interest-bearing, due March 18, 2028. For book purposes, the Assignee shall record the Assigned IP at the present value of $57,125 in accordance with ASC 835-30.

4. Delivery and Further Assurances

The Assignor shall deliver to the Assignee all specifications, documentation, files, and materials constituting the Assigned IP on or before March 31, 2026. The Assignor shall execute such further documents as are reasonably required to perfect the Assignee’s title, including domain registrar transfer forms (see Doc 24 IP Registration Status Tracker).

5. Present-State Representation

The Assigned IP consists of specifications, algorithm designs, and data-schema documentation only. The Assignor expressly represents that no portion of the Assigned IP is operational software, and that the Assignee will be required to develop operational software from the Assigned IP post-closing.

6. Assignor Indemnification

The Assignor agrees to indemnify the Assignee against third-party claims of IP infringement or misappropriation arising from the Assignor’s development of the Assigned IP prior to the Effective Date, subject to a cap equal to the Promissory Note face value ($61,300).

7. Assignor Representations and Warranties

1.	The Assignor is the sole owner of the Assigned IP as of the Effective Date and has full legal right, power, and authority to transfer title.

2.	The Assigned IP does not infringe the rights of any third party.

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3.	Prior-employer carve-out (Signalframe NV). The Assignor further represents that:

a.	He was employed by Signalframe NV through August 31, 2025, and his employment ended before any development work on the Assigned IP began;

b.	The Assigned IP was developed entirely after his departure from Signalframe NV, using only personal resources, personal equipment, and personal cloud accounts;

c.	No Signalframe NV data, trade secrets, confidential information, or work product was used in the development of the Assigned IP;

d.	The Assigned IP subject matter (academic-research-signal detection for venture investment sourcing) is categorically distinct from Signalframe NV’ subject matter (B2B customer-intent-signal detection for sales-enablement customers);

e.	The Assignor’s Signalframe NV employment agreement does not assign rights in the Assigned IP to Signalframe.

Full certification is set forth in Doc 23 Prior-Employer IP Certification. The Assignor’s indemnification obligation in Section 6 covers any Signalframe claim.

4.	No other prior employer, graduate institution, or collaborator has any claim to the Assigned IP.

5.	The Assignor has not granted any license or sublicense in the Assigned IP to any third party.

8. Governing Law and Venue

Wyoming law; exclusive jurisdiction in Wyoming state and federal courts.

/s/ Katizie Bakht Murad

Katizie Bakht Murad
Assignor (interested party) · March 18, 2026

/s/ Nevio Muller

Nevio Muller
Director, for Spin AI Inc. (qualified-director reviewer) · March 18, 2026

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SCHEDULE A — DESCRIPTION OF ASSIGNED IP

#	Component	Description Summary	Face Value
1	Academic Paper Ingestion & Processing Pipeline Design Specification	Data-ingestion specification for arXiv, PubMed, SSRN, Semantic Scholar covering schema, deduplication, enrichment, and indexing.	$14,000
2	Citation Velocity Anomaly Detection Algorithm Design	Algorithmic design for field-normalized citation-growth anomaly detection on time-series paper citation data.	12,000
3	Patent Family Clustering Engine Design	Graph-based clustering algorithm for identifying patent family clusters with forward-citation acceleration.	8,000
4	Research Network Graph Analysis Methodology	Methodology for constructing and analyzing researcher-collaboration network graphs with density growth metrics.	7,500
5	Alert & Research Brief Generation Engine Specifications	UX specification and LLM prompt framework for automated human-readable research brief generation.	5,500
6	Spin Potential Index Composite Scoring Model Architecture	Multi-factor scoring architecture combining the six signal types into the SPI composite score.	5,000
7	Multi-Signal Weighting & Calibration Documentation	Signal-weighting framework and calibration methodology for SPI.	5,000
8	Academic Data-Source Schema & Institution Coverage Ontology	Unified data schema and institution-coverage ontology across academic data sources.	4,000
9	Domain Registration (spininc.io)	One operational domain registered in Assignor’s personal name and transferred to Spin AI Inc. within 30 days of the March 18, 2026 effective date; current registrant per WHOIS is Spin AI Inc. (Doc 24).	300
Total Face Value			$61,300

No brand assets, logos, trademark applications, business plans, or pre-incorporation organizational costs are included in the Assigned IP .

Independence footnote. Mr. Muller does not qualify as “independent” under Nasdaq Listing Rule 5605(a)(2) or NYSE Listed Company Manual §303A.02. He is a founder, officer (Treasurer and Secretary), 25% shareholder, and party to a Founder and Director Agreement with the Company. The Company currently has no independent directors within the meaning of those rules. References in this document to Mr. Muller as a “qualified director” use the term of art defined in Wyoming Business Corporation Act §17-16-831(a)(3) — a director who does not have a conflicting interest in the specific transaction under review. This is a narrower and lower statutory standard than the “independent director” standard under Nasdaq Listing Rule 5605(a)(2) or NYSE Listed Company Manual §303A.02, which requires the absence of any material relationship with the Company. A director may be a “qualified director” for purposes of a specific related-party transaction while still not meeting the listing standards’ “independent director” definition.

Spin AI Inc. — IP Assignment Agreement — Dated March 18, 2026

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